EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:                    Brent L. Peters
Telephone Number:   610-965-5959
E-mail:                       blpeters@eastpennbank.com

EAST PENN FINANCIAL CORPORATION ANNOUNCES THE
PAYMENT OF A SEMI-ANNUAL DIVIDEND FOR 2005

(January 21, 2005) – EMMAUS, PA – East Penn Financial Corporation (NasdaqSC: EPEN) announced that its Board of Directors approved the payment of a semi-annual cash dividend for 2005. The first of the two dividend payments for 2005 will be $0.09 per share on common stock. The dividend, which represents a 12.5% increase over the $0.08 per share cash dividend paid during the same period in 2004, is payable February 28, 2005 to all shareholders of record as of February 4, 2005.

Brent L. Peters, President and Chief Executive Officer, stated “The Company has come a long way since it paid its first annual cash dividend of $0.05 per share in 2001. Not only has the Company consistently paid a cash dividend over the past five years, but also the amount of the dividend has increased each of those five years. If we were to annualize the present 2005 cash dividend, it would actually represent a 260% increase over the first cash dividend paid five years ago. We were able to accomplish this through the momentum of our earnings, which has enabled us to consistently share our financial success with our shareholders.”

East Penn Financial Corporation, with assets of $359.4 million, is the bank holding company for its principal subsidiary, East Penn Bank, a locally owned community bank that serves the Lehigh Valley with 7 branch locations. East Penn Financial Corporation’s stock is traded on the Nasdaq SmallCap Market under the symbol “EPEN”. Additional information about East Penn Financial Corporation is available at www.eastpennbank.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation’s filings with the Securities and Exchange Commission.